EXHIBIT 23.9

CONSENT OF EXPERT

Reference is made to a technical report titled Pitarrilla Property Pre-Feasibility study on the economic viability of an underground mining operation on the Pitarrilla Property in September of 2009 (the “Report”), in Silver Standard Resources Inc.’s Form 20-F for the fiscal year ended December 31, 2011.

In connection with the Registration Statement on Form S-8 of Silver Standard Resources Inc. dated December 14, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), Wardrop, a Tetra Tech Company consents to the use of its name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within our knowledge as a result of the preparation of the Report.

Yours truly,

Tetra Tech WEI, Inc.

Per:	/s/ D. Brent Thompson
Name:	D. Brent Thompson, P. Eng
Title:	Senior Vice President Mining